As filed with the Securities and Exchange Commission on November 17, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUEST SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0231678
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Polaris Way Aliso Viejo, California	92656
(Address of Principal Executive Offices)	(Zip Code)

VKernel Corporation 2007 Equity Incentive Plan

(Full title of the plan)

David P. Cramer

Vice President, General Counsel and Secretary

Quest Software, Inc.

5 Polaris Way

Aliso Viejo, California 92656

(Names and address of agent for service)

(949) 754-8000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $.001 per share, to be issued upon the exercise of assumed stock options (2)	136,862 shares (2)	$3.17	$433,852.54	$49.72

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of common stock, par value $.001 per share (the “Common Stock”), of Quest Software, Inc., a Delaware corporation (the “Registrant”), that become issuable in respect of the shares identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents shares of Common Stock issuable upon the exercise of outstanding stock options granted under the VKernel Corporation 2007 Equity Incentive Plan (the “Plan”) and assumed by the Registrant pursuant to the Agreement and Plan of Merger among the Registrant, VKernel Corporation, Hurricane Merger Sub, Inc. (a wholly-owned subsidiary of the Registrant), and the securityholders’ representative party thereto, dated as of November 10, 2011 (the “Merger Agreement”).
(3)	Estimated solely for purposes of calculating the registration fee. Calculated pursuant to Rule 457(h) based on the weighted average exercise price (rounded up to the nearest cent) of the outstanding stock options granted under the Plan.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 in connection with stock options granted under the Plan, which the Registrant assumed upon the closing of its acquisition of VKernel Corporation pursuant to the terms of the Merger Agreement.

PART I

Information Required in the Section 10(a) Prospectus

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Registrant are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Commission on February 24, 2011;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011, filed with the Commission on May 6, 2011, August 9, 2011 and November 9, 2011, respectively;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 23, 2011, March 16, 2011, March 18, 2011 and June 10, 2011; and

(d)	The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed on August 4, 1999 under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended by the Registrant’s Current Report on Form 8-K filed with the Commission on April 30, 2009 (including the description incorporated therein by reference), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. The Registrant will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010 reported two operating segments, Licenses and Services. During the first quarter of 2011, the Registrant increased the number of its reportable operating segments from two to three by separating the Services segment into a Professional Services segment and a Maintenance Services segment. The Registrant separated these two previously aggregated segments because the Professional Services component had experienced significant growth and had become more distinct and robust relative to all Services, and also had become more separately managed and analyzed. This change was reflected prospectively beginning with the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (filed on May 6, 2011 and incorporated by reference in this Registration Statement), but was not reflected in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010 (filed on February 24, 2011 and incorporated by reference in this registration statement). This change had no impact on the Registrant’s consolidated balance sheets or its statements of operations, cash flows or changes in stockholders’ equity for any periods.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the issuance of the shares of Common Stock registered hereby has been passed upon for the Registrant by David P. Cramer, Vice President, General Counsel and Secretary of the Registrant. Mr. Cramer has participated in the Registrant’s equity incentive plans.

Item 6. Indemnification of Directors and Officers

The Registrant’s Certificate of Incorporation eliminates the personal liability of its directors for monetary damages to the fullest extent permitted by applicable law, including Delaware General Corporation Law (the “DGCL”). Under Section 102(b) of the DGCL, a director’s liability to a corporation or its stockholders may not be limited:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL relating to certain unlawful dividend payments or stock redemptions or repurchases; or

•	for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify its directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party or who is threatened to be made a party by reason of such person being or having been a director, officer, employee of or agent to the registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Bylaws provide for indemnification of its directors to the fullest extent not prohibited by the DGCL or any other applicable law, and also empower the Registrant to indemnify its officers, employees or agents as set forth in the DGCL or other applicable law.

The Registrant’s Bylaws authorize it to enter into individual indemnification agreements with any or all of its directors, officers, employees and agents and to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to the Bylaws, in each case to the fullest extent not prohibited by the DGCL or by other applicable law. The Registrant has entered into indemnification agreements with present and former directors and officers under which the Registrant is generally required to indemnify each such individual against expenses, including attorneys’ fees, judgments, fines and settlements, arising from certain legal proceedings and investigations (subject to certain exceptions, including liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest or results in improper personal benefit). The Registrant also currently maintains directors’ and officers’ liability insurance. The Registrant pays the premiums for such insurance.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, and incorporated by reference into, this Registration Statement.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California on this 17th day of November, 2011.

QUEST SOFTWARE, INC.

By:	/s/ Scott J. Davidson
Scott J. Davidson,
Senior Vice President and
Chief Financial Officer

POWER OF ATTORNEY

The undersigned officers and directors of Quest Software, Inc., a Delaware corporation, do hereby constitute and appoint Douglas F. Garn, Scott J. Davidson and David P. Cramer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas F. Garn	President, Chief Executive Officer and	November 17, 2011
Douglas F. Garn	Director
(Principal Executive Officer)

/s/ Scott J. Davidson	Senior Vice President and	November 17, 2011
Scott J. Davidson	Chief Financial Officer
(Principal Financial Officer)

/s/ Scott H. Reasoner	Vice President, Corporate Controller	November 17, 2011
Scott H. Reasoner	(Principal Accounting Officer)

/s/ Vincent C. Smith	Executive Chairman	November 17, 2011
Vincent C. Smith	Of the Board of Directors

/s/ Augustine L. Nieto II	Director	November 17, 2011
Augustine L. Nieto II

/s/ Kevin M. Klausmeyer	Director	November 17, 2011
Kevin M. Klausmeyer

/s/ Paul A. Sallaberry	Director	November 17, 2011
Paul A. Sallaberry

/s/ H. John Dirks	Director	November 17, 2011
H. John Dirks

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion of General Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of General Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

99.1	VKernel Corporation 2007 Equity Incentive Plan